Exhibit 107

Calculation of Filing Fee Tables
F-1
TOP SHIPS INC.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Shares of common stock, par value US$0.01 per share	457(o)			$ 50,000,000.00	0.0001381	$ 6,905.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 50,000,000.00		$ 6,905.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 6,905.00
Offering Note
[1]	Including related preferred stock purchase rights. Preferred stock purchase rights are not currently separable from the shares of common stock and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of the shares of common stock. Amount Registered: There are being registered hereunder such indeterminate number of shares of common stock of the registrant (the "Common Shares") as may be sold by the registrant from time to time at indeterminate prices. The maximum aggregate offering price of all Common Shares sold shall not exceed $50,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act") the Common Shares being registered hereunder include such indeterminate number of Common Shares as may be issuable with respect to the Common Shares being registered hereunder as a result of share splits, share dividends or similar transactions. Proposed Maximum Offering Price Per Unit: The proposed maximum offering price per Common Shares will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified. Amount of Registration Fee: Calculated pursuant to Rule 457(o)under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date